Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information, contact:
Extreme Networks
Investor Relations	Public Relations
408/579-3030	408/579-3483
investor_relations@extremenetworks.com	gcross@extremenetworks.com

EXTREME NETWORKS REPORTS PRELIMINARY REVENUE

Schedules First Quarter Conference Call for October 26

SANTA CLARA, Calif.; October 5, 2009 – Extreme Networks, Inc. (Nasdaq: EXTR) today released preliminary revenue for its 2010 fiscal first quarter ended September 27, 2009. For the quarter, net revenue is expected to be approximately $66 million.

“Our supply chain was constrained during the quarter, impacting our ability to deliver product, close transactions and recognize revenue. Our North America business was particularly soft, as some deals were lost and others were delayed beyond the end of the quarter,” said Mark Canepa, president and CEO of Extreme Networks. “I am disappointed that we did not execute to our advantage. However, on a positive note, we expect to report that backlog and deferred revenue increased by approximately $6 million and total cash increased approximately $3 million for the quarter. We and our Board of Directors are committed to addressing the issues that produced these results. I look forward to giving a complete update on our earning release conference call. Further, we are anticipating giving guidance for our second quarter on the call.”

Conference Call

The Company plans to release the financial results of its 2010 fiscal first quarter ended September 27, 2009 after the close of regular market trading on Monday, October 26, 2009. A conference call will follow at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time). The conference call may be heard by dialing 1-877-941-1427 (international callers dial 1-480-629-9664). A 48-hour replay will be available following the call by dialing 1-800-406-7325 (international callers dial 1-303-590-3030); the replay passcode is 4166330. In addition, a live webcast and replay of the call will be available at http://investor.extremenetworks.com. Financial information to be discussed during the conference call will be posted on the Investor Relations section of the Company’s website www.extremenetworks.com.

Extreme Networks, Inc.

Extreme Networks provides converged Ethernet networks that support data, voice and video for enterprises and service providers. The company’s network solutions feature high performance and high availability switching that deliver insight and control enabling customers to solve their real-world business communications challenges. Operating in more than 50 countries, Extreme Networks provides wired and wireless secure LANs, data center infrastructure and Service Provider Ethernet transport solutions that are complemented by global, 24x7 service and support. For more information, visit: http://www.extremenetworks.com

Extreme Networks is either a trademark or registered trademark of Extreme Networks, Inc. in the United States and/or other countries.

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This announcement contains forward-looking statements that involve risks and uncertainties, including statements regarding the Company’s preliminary financial results. Actual results could differ materially from those projected in the forward-looking statements as a result of certain risk factors, including, but not limited to adjustments based upon further review of the Company’s financial results for its fiscal quarter ended September 27, 2009. The Company undertakes no obligation to update the forward-looking information in this release. More information about potential factors that could affect the Company’s business and financial results is included in its filings with the Securities and Exchange Commission, including, without limitation, under the captions: “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Risk Factors,” which are on file with the Securities and Exchange Commission.